Exhibit (e)(26)

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (“Agreement”) is entered into by and between Advanced Medical Optics, Inc. (the “Company”) and Jane E. Rady (the “Employee”), collectively referred to as the “Parties”.  This Agreement is effective on the date that the Employee signs and dates the Agreement (“Agreement Date”).

1.                                       Benefits to Employee.

Employee and the Company are parties to the Employment Agreement, dated as of April 8, 2002, and as amended through July 31, 2008 (the “Employment Agreement”).  The Employment Agreement (including the amendments thereto) is attached hereto as Exhibit A.  Unless defined in this Agreement, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Employment Agreement.  The Parties hereby agree that Employee’s employment with the Company in any capacity shall terminate on December 31, 2008, (“Termination Date”) as a Discharge without Cause under Section 5.1(d) of the Employment Agreement.

a.                                       The Payment.

The Company will provide the Employee with a Severance Payment of $1,147,040.00, less applicable withholding for state and federal taxes (the “Payment”).  The Payment will be made on the next available payroll date after the eighth calendar day following Employee’s execution of this Agreement.

b.                                      Benefits.

Medical/Dental & Vision Care insurance benefits will continue, at active employee rates in effect at the time of the Termination Date, for twelve (12) months, or until Employee becomes covered under another medical/dental care plan, whichever comes first.  Upon election by Employee, the Company will deduct the standard employee premiums for these health care benefits in a lump sum from the Employee’s severance payment, in an amount equal to payments for the full severance period or the length that is indicated on the Severance Election Form.  This subsidized coverage can be canceled if the Employee becomes covered under another health care plan.  In the event the Employee becomes covered under another health care plan, upon notification to the Company, a refund will be provided for the remaining subsidized coverage period.  The Employee may elect COBRA coverage after the subsidized period at his or her own cost.  All coverage is provided in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Internal Revenue Code of 1986, as amended, and Section 601, et seq., of ERISA.   The Employee’s current Company-paid life insurance benefit will continue for one year after the Termination Date.

c.                                       Pursuant to the terms of the Company’s equity incentive plans, all non-qualified stock options shall vest on the Termination Date.  Employee shall have until February 24, 2012 to exercise any vested stock options.  Exhibit B, attached hereto, lists shares of restricted stock and restricted stock units that shall vest, under the terms of the Company’s equity incentive plans, effective the Termination Date.

[Detail will be provided in an Exhibit B based upon the final termination date]

d.                                      No Other Payments or Benefits.

The Employee relinquishes and waives any right to receive any other remuneration, income, salary, options, benefits, or bonuses from the Company except for matters specifically addressed in this Agreement.

2.                                       Release of the Company.

a.                                       General Release.  In exchange for the payments and benefits set forth above in Section 1, the Employee hereby releases and forever discharges the Company, its parents, subsidiaries, affiliates, predecessors, successors and each of their associates, owners, stockholders, members, assigns, employees, agents, directors, officers, partners, representatives, administrators, plans, plan administrators, insurers, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, (collectively the “Releasees”) of and from any and all manner of action or actions, causes or causes of action, complaints, grievances, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, obligations, injuries, attorneys’ fees, and other legal responsibilities of any nature whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected, latent, fixed or contingent (hereinafter called “Claims”), which the Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts or causes occurring or existing prior to the date hereof, except as expressly provided herein.  The Claims released hereunder include, without limitation, any alleged breach of any employment agreement; any alleged breach of any covenant of good faith and fair dealing, express or implied; any alleged torts or other alleged legal restrictions relating to the Employee’s employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code.  This Release shall not apply to (i) the Employee’s right to receive the benefits provided for in this Agreement, (ii) retirement and/or employee welfare benefits that have vested and accrued prior to his or her separation from employment with the Company, or (iii) rights to indemnification that Employee may have under the Company’s Articles of Incorporation or By-laws or under applicable law.

b.                                      Release of Unknown Claims.

THE EMPLOYEE ACKNOWLEDGES THAT (S)HE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

THE EMPLOYEE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

c.                                       Older Worker’s Benefit Protection Act.  The Employee agrees and expressly acknowledges that this Severance Agreement and General Release includes a waiver and release of all claims which (s)he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.§621, et seq. (“ADEA”).  The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

1.                                       That this paragraph and this Agreement are written in a manner calculated to be understood by Employee.

2.                                       The waiver and release of claims under the ADEA contained in this Agreement do not cover rights or claims that may arise after the date on which Employee signs this Agreement.

3.                                       This Agreement provides for consideration in addition to anything of value to which Employee is already entitled.

4.                                       The Employee is advised to consult an attorney before signing this Agreement.

5.                                       The Employee has been granted twenty-one (21) days after being presented with this Agreement to decide whether or not to sign this Agreement.  If the Employee executes this Agreement prior to the expiration of such period, he or she does so voluntarily and after having had the opportunity to consult with an attorney.

6.                                       The Employee will have the right to revoke this Agreement within seven (7) days of signing this Agreement.  In the event this Agreement is revoked, this Agreement will be null and void in its entirety and Employee will not receive the benefits set forth in Section 1 above.

7.                                       If the Employee wishes to revoke this Agreement, the Employee shall deliver written notice stating his or her intent to revoke this Agreement to Tammy Ward, Director Human Resources, Advanced Medical Optics, Inc., 1700 E. St. Andrew Place, Santa Ana, California 92705, on or before 5:00 p.m. on the Seventh (7th) Day after Employee’s execution of this Agreement.

3.                                       No Assignment of Claims.

The Employee represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which the Employee may have against the Releasees, or any of them, and the Employee agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

4.                                       No Suits or Actions.

The Employee has not filed any claims, actions or charges against the Releasees, and represents that he/she does not have any claims of any kind whatsoever against the Releasees, including without limitation any claims for workers’ compensation injuries.  The Employee agrees that if he or she hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, including without limitation through any motion to reconsider, reopen or appeal the dismissal of the Action, then Employee will pay to the Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.  Provided however, that this provision shall not obligate Employee to pay the Releasee’s attorney’s fees, in any action challenging the release of claims under the Older Workers Benefit Protection Act or the Age Discrimination in Employment Act, unless otherwise authorized by law.

5.                                       No Admission.

The Employee further understands and agrees that neither the payment of money or benefits nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

6.                                       Advice of Counsel.

The Employee represents and warrants that he or she has read this Agreement, has had adequate time to consider it, has been advised to consult with an attorney prior to executing this Agreement, understands the meaning and application of this Agreement and has signed this Agreement knowingly, voluntarily and of his or her own free will with the intent of being bound by it.

7.                                       Severability; Modification of Agreement.

If any provision of this Agreement is found invalid or unenforceable in whole or in part, then such provisions shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement as such circumstances may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

8.                                       Arbitration; Waiver of Jury Trial.

Except for claims for emergency, provisional equitable or injunctive relief which cannot be timely addressed through arbitration, the parties hereby agree to submit any claim or dispute arising out of the terms of this Agreement and/or any dispute arising out of or relating to the Employee’s employment with the Company in any way, to private and confidential arbitration by a single neutral arbitrator through JAMS/Endispute (“JAMS”).  All arbitration proceedings, unless otherwise required by law and subject to the terms of this paragraph, shall be governed by the then current JAMS rules governing employment disputes, and shall take place in Orange County, California.  The decision of the arbitrator shall be final and binding on all parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction.  All costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys’ fees and witness expense fees, shall be paid as the arbitrator or court awards in accordance with applicable law.  To the extent required by law, the Company will advance fees payable to JAMS.  Except for claims for emergency, provisional equitable or injunctive relief, which cannot be timely addressed through arbitration, this arbitration procedure is intended to be the exclusive method of resolving any claim relating to the obligations set forth in this Agreement.

9.                                       Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Notwithstanding the foregoing, neither this Agreement nor any rights hereunder may be assigned to any party by any party without the prior written consent of all other parties hereto.

10.                                 Confidentiality.

Employee agrees that the terms and conditions of this Agreement shall remain confidential as between the parties, unless public disclosure is required under the U.S. securities laws and regulations) and Employee shall not disclose them to any other person, other than Employee’s legal and financial advisors or members of Employee’s family who shall also be advised of its confidentiality and who shall agree to be bound by this confidentiality Agreement. Without limiting the generality of the foregoing, Employee shall not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to execution or the terms of this Agreement. Without limiting the generality of the foregoing, Employee specifically agrees that Employee shall not disclose information regarding this Agreement to any current or former employee of the Company.

11.                                 Survival of Employment Agreement Provisions.

The Term of the Employment Agreement shall end on the Termination Date. The parties acknowledge that the following provisions of the Employment Agreement shall survive the Term of the Employment Agreement:  Section 6.10 (Alternative Payment Date for Tax Compliance), all of Article 8 (Excise Taxes), all of Article 9 (Mitigation or Offset; Insurance), Section 10.3 (Enforcement), Sections 11.1 through 11.10 (Release of Claims, Entire Agreement and Modification, Successors, No Waiver, Remedies Not Exclusive, Notices, Governing Law, Counterparts, Captions and Severability) and Section 11.13 (Attorneys Fees).   Sections 6.8 (Severance Payment and Benefits Following a Change in Control) and 7.1 (Change in Control) remain in effect for 120 days after the Termination Date.  Section 10.1 (Confidentiality) remains in effect for five years after the Termination Date.  Section 10.2 (Solicitation of Employees)

remains in effect for two years after the Termination Date.  All of the provisions enumerated above are referred to in this Agreement as the “Surviving Provisions.”

12.                                 Non-Disparagement

Employee agrees not to disparage or otherwise harm the reputation, good will or commercial interests of the Company in written or oral communications with any other person or entity.

13.                                 Company Matters Post-Termination

Upon reasonable request by the Company, Employee agrees to cooperate in the investigation, prosecution, or defense of any matter involving the Company.  In turn, the Company agrees to reimburse Employee for any reasonable travel and out-of-pocket expenses incurred in providing such participation.  Reimbursement is not provided to compel or influence Employee’s participation, but to avoid cost to Employee.

14.                                 Unemployment Insurance Compensation.

Claims for Unemployment Insurance need to be made directly with the local State Employment Development Department.  Final determination for unemployment benefits is made by the State Employment Development Department.

15.                                 Reference Checks.

All reference checks and inquiries verifying employment should be directed to the Company’s Human Resources department.  If requested, the Company will develop a reference letter verifying Employee’s date of hire, termination date, final job title, and final salary.

16.                                 Expenses.

Employee agrees that as of his or her Termination Date, he or she will incur no expenses on behalf of the Company, nor will he or she have authority to act on behalf of the Company.  Any advances should be repaid by Employee’s Termination Date.  Any loans must be repaid in accordance with their terms.

17.                                 Confidentiality of Company Information.

Employee acknowledges that during the term of his or her employment he or she has held a position of trust within the Company, and during that time has had, and that during the term of this Agreement and subsequent thereto may have, access to information confidential and/or proprietary to the Company, including but not limited to, trade secrets, technical data or know-how relating to investigational or marketed products, research, or manufacturing processes, information concerning the skills and qualifications of Company employees, or any other information of a business, financial or technical nature (not already publicly available in a reasonably integrated form), and that such information is and will remain at all times the exclusive property of the Company.  Employee agrees to maintain such information in confidence and will not disclose such information to anyone else, nor use it for Employee’s own benefit or for the benefit of others, except as expressly directed in writing by the Company during the term of this Agreement or at any time thereafter.  If Employee is required to disclose information pursuant to a court order or other government process, Employee shall notify the Company promptly before any such disclosure is made, at the Company’s request and expense take all reasonably necessary steps to defend against such process or claims, and, permit the Company to participate with counsel of its choice in any proceeding relating to any such court order, other government process or claims.  This paragraph does not supersede any agreement relating to confidential or proprietary information previously entered into by the Employee.  Instead, any such agreement is incorporated herein as if fully set forth.

18.                                 Company Property.

Employee agrees to return all Company property by his or her Termination Date. This includes, but is not limited to, credit, phone and travel cards, building and card keys, office equipment such as calculators, dictation equipment, computers, modems, documents, electronic files and information, and all other items which are Company property.  This also includes any report, customer list, price list, files, notebooks or other materials pertaining to the Company’s business which are in Employee’s possession or under Employee’s control.

19.                                 Headings

The headings in this Agreement are for convenience only, and shall not be given any affect in the interpretation of this Agreement.

20.                                 Entire Agreement; No Oral Modification

The parties each represent and warrant that the consideration stated herein is the sole consideration for this Agreement.  This Agreement constitutes and contains the entire agreement and final understanding regarding your termination from the Company and the parties’ associated rights and obligations.  They are intended by the parties as the complete and exclusive statement of the terms of the parties’ agreement with respect to their subject matters.  They supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning their subject matters.  Any representation, promise or agreement not specifically included therein shall not be binding upon or enforceable against either party.   This Agreement may not be modified other than in writing executed by both parties and stating its intent to modify or supersede this Agreement.  This Agreement does not supersede any At Will Employment and Intellectual Property and Arbitration Agreement executed by the parties upon employment.  This Agreement does not supersede or amend the Surviving Provisions.

21.                                 Choice of Law

The parties agree that this Agreement shall be construed and enforced in accordance with federal laws and the laws of the State of California without regard to the principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the Agreement Date, as defined above.

Advanced Medical Optics, Inc.

/s/ JANE E. RADY		By:	/s/ AIMEE WEISNER
Jane E. Rady			Aimee Weisner

Title: EVP, Admin. and Sec.

Date:	12/30/08	Date:	12/30/08